3DMed

Medical Device Distribution Agreement

between

3D Biomedicine Science & Technology Co., Limited

and

Todos Medical USA, Inc.

Contract No.: [ ]

Table of Content

This agreement is dated as of June 4, 2020 by and between

(1) 3D Biomedicine Science & Technology Co., Limited (**上海思路迪生物医学科技有限公司**) incorporated and registered in the People's Republic of China whose registered office is at Building 2, 158 XinJunhuan Street, Pujiang Hi-tech Park, MinHang District, Shanghai, China (**Supplier**)

(2) Todos Medical USA, Inc. incorporated and registered in the State of Nevada in the United States of America with company number E4395492020-6 whose registered office is at 45 Wall Street, Suite 920, New York, NY 10005 (**Distributor**)

WHEREAS,

(A) The Supplier carries on the business of manufacturing and selling certain medical devices in the People's Republic of China,

(B) The Distributor is a distributor of medical devices in the Territory,

(C) The Supplier intends to sell and the Distributor intends to purchase certain medical devices, as set forth in Schedule 1 hereto,

IT IS HEREBY AGREED THAT,

1. Sale of products

1.1 The Distributor shall purchase, and the Supplier shall deliver the Products, to the specifications and per the terms and conditions set forth thereunder.

1.2 Specification of the products

The Supplier warrants that all Products sold by the Supplier to the Distributor pursuant to this agreement will conform in all material respects to the following specifications, and the Supplier acknowledges and agrees that the Products shall be manufactured and delivered conforming to the following specification ("Specification"):

The provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

The Supplier specifically disclaims the implied warranties of merchantability, fitness for a particular purpose and non-infringement. **ALL OTHER WARRANTIES OR CONDITIONS (WHETHER EXPRESS OR IMPLIED) AS TO QUALITY, CONDITION, DESCRIPTION, COMPLIANCE WITH SAMPLE OR FITNESS FOR PURPOSE (WHETHER STATUTORY OR OTHERWISE) OTHER THAN THOSE**

EXPRESSLY SET OUT IN THIS AGREEMENT ARE EXCLUDED FROM THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

The Distributor acknowledges and agrees that,

(a) it accepts the Specifications as set forth hereunder,

(b) it will conduct quality inspections of the Products before they are being put into uses,

(c) the Supplier (as exporter) shall not be held liable for any uses without quality inspection, uses of Products determined off-spec per quality inspection, or any damages caused by the Distributor, an importer, or another third party's improper uses, maintenance, or warehousing of the Products, and

(d) it will provide aftersales services including assembly, maintenance, technical support, training or otherwise to the extent required by the laws applicable in the Territory, for a term of 2 years or such longer term as required by applicable laws of relevant Territory after sale of relevant Products or other terms as required by the laws applicable in the Territory, *provided that* the Supplier shall provide necessary training and spare parts to be purchased by the Distributor.

1.3 The Distributor shall be entitled to reject any quantity of the Products which do not comply with the warranty ("**Warranty**") given above, *provided that* any purported rejection is made no later than 3 days from the date of delivery.

2. Import licenses

The Distributor is responsible for obtaining, at its own cost, and in the name of the Supplier or another entity designated by the Supplier in writing, such registrations, filings, approvals, authorizations or any other documents including but not limited to applicable medical device import licenses ("Import Licenses") as are required by applicable laws and regulations from time to time for the purpose of importing, marketing, selling, and / or distributing the Products in the Territory. As required by the Supplier, the Distributor shall make Import Licenses available to the Supplier, and, to the extent by required Chinese laws and regulations from time to time, consents, acknowledgment, statement, or otherwise, for exporting the Products to the Territory.

3. Distribution

3.1 The Distributor shall only be permitted to distribute the Products to third parties in United Sates, Israel, Singapore, Malaysia, Indonesia, Thailand, Myanmar, Vietnam, Philippine, Cambodia/Laos, Hong Kong, Japan, South Korea, Taiwan, India, United Kingdom, France, Sweden, Italy, Germany, Romania, Austria, Monaco, Switzerland, the Balkans, India, Gulf States, Dubai, UAE, Argentina, Aruba, Bahamas, Barbados, Belize, Bolivia (Plurinational State of), Mexico, Canada, Brazil, Chile, Colombia,

Costa Rica, Dominican Republic, Ecuador, El Salvador, Martinique, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Nicaragua, Panama, Paraguay, Peru, Saint Kitts and Nevis, Suriname, Trinidad and Tobago, Uruguay, Venezuela (Bolivarian Republic of), Dominican Republic of Congo, Madagascar, Zimbabwe, Lesotho, Botswana, Angola, Zambia, South Africa, (each being a "**Territory**") for the term of this agreement. By allowing distribution in the Territory, the Supplier does not grant or transfer its intellectual properties rights to the Distributor, and it shall not be deemed having given any warranty or held liable relating to any sub-distributors or end users of the Distributor.

The distribution rights as contemplated hereunder is granted on non-exclusive basis, which may be terminated by the Supplier upon written notice to the Distributor in the event that,

(a) the Distributor delays any payment or any part thereof hereunder for over thirty (30) consecutive days,

(b) the overdue amount payable by the Distributor has accumulated to US$50,000 or more and has been due and payable for 20 days,

(c) the Distributor or any its sub-distributor distributes the Products outside the Territory,

(d) other circumstances under which Supplier may terminate the distribution right (and this agreement) as per Section 10.2.

3.2 The Distributor shall be granted an exclusive distribution right regarding the Territory, upon its fulfilling the following two conditions

(a) the Distributor has acquired the Import Licenses as set forth in Article 2, and

(b) the Distributor has placed and fully paid such order(s) hereunder within ten (10) business days from the date of this agreement and the accumulative purchase value (tax inclusive) has reached US$3,000,000 or above.

The Supplier shall issue a letter to the Distributor upon fulfilment of the foregoing conditions, to the effect that the Distributor be granted an exclusive distribution right for a term not longer than that of this agreement. If the Distributor fails to achieve one of the conditions, the Distributor will only have the nonexclusive distribution right.

3.3 The Distributor may appoint sub-distributors, *provided that* it has informed the Supplier and obtained the prior written approval from the Supplier as to such appointment. The term and territory of each sub-distribution shall not go beyond that for the Distributor.

The Distributor shall be liable to the Supplier for any and all the activities of its sub-distributors which breaches the foregoing paragraph and / or infringes upon the Supplier's rights or interest, as if such breach or infringement were committed by the Distributor.

4. Import License application

4.1 Within 2 days of the First Purchase has been paid, the Supplier shall, per the Distributor's written request, provide technical information of the Products ("**Product Information**")and technical support to the extent that such information and support are necessary for the Import Licenses application of the Products.

4.2 Within 5 years from the date of receiving the Product Information, which is confidential in nature, and contains Intellectual Properties of the Supplier, the Distributor shall refrain from registering by itself or through a third-party any medical devices similar to the Products with FDA or its equivalent in any jurisdiction worldwide, except for registrations which have been in process before the date of this Agreement, and has been disclosed to the Supplier.

4.3 The Distributor shall not, without the Supplier's prior written authorization, design, manufacture, or market, or permit any third party to design, manufacture, or market products by way of contract manufacturing or otherwise, utilizing the Confidential Information provided by the Supplier for the FDA Authorization of relevant Products, whether such Confidential Information is patentable or not.

4.4 In the event that the Distributor has not received the Import Licenses within twenty (28) days from this agreement, the Supplier may engage another company whether on behalf of the Supplier or in its own capacity to apply for Import Licenses for the Products or other products not named in the scope of this agreement, without being held liable to the Distributor. Supplier Acknowledges that Distributor has received import license for Products in the United States, and has submitted Import Licenses for the Products in Brazil.

5. Delivery of the products

5.1 Term of shipment and shipment time will be specified in Purchase Order.

5.2 The Distributor shall be responsible for the costs, fees, and other expenses relating to the loading and unloading of the Products.

Notwithstanding the foregoing, the Products shall be deemed have been delivered when they are delivered into the custody of the carrier at Shanghai Airport ("**Delivery Point**").

The Products shall be delivered in one or more shipment, in such amount and on such estimated date(s) as specified in the Purchase Order.

5.3 The Distributor shall be responsible for appointing the carrier responsible for shipping the Products to the Distributor's warehouse.

5.4 Delivery of the Products shall take place at the Delivery Point. Acceptance of any change to the Delivery Point requested by the Distributor shall be at the Supplier's sole discretion and the Distributor shall be liable for any additional Expenses incurred by the Supplier as a result of such change. The Supplier shall arrange for suitable transport to the Delivery Point. On delivery, the Supplier (or its appointed carrier) shall provide the Distributor with such export documents as are necessary and which the Distributor is unable to prepare together with a delivery note.

5.5 The Supplier shall not be liable for delay(s) in delivery due to a force majeure event.

5.6 The Distributor shall, within 3 days of the arrival of each delivery of the Products at the Delivery Point, give written notice of rejection to the Supplier on account of any defect by reason of which the Distributor alleges that the Products delivered do not comply with the warranty given hereunder and which was apparent on reasonable inspection.

5.7 If the Distributor fails to give notice as specified hereunder then, except in respect of any defect which is not one which would be apparent on reasonable inspection, the Products shall conclusively be presumed to comply with the warranty given hereunder and, accordingly, the Distributor shall be deemed to have accepted the delivery of the Products in question and the Supplier shall have no liability to the Distributor with respect to that delivery (except in relation to liability for any latent defects).

5.8 If the Distributor alleges that any Products are defective, it shall, if so requested by the Supplier, return the relevant Products (unaltered and unrepaired) to the Supplier for inspection as soon as possible and at its own risk and expense.

5.9 If the Distributor rejects any delivery of the Products which do not comply with the warranty given hereunder, the Supplier shall, within 15 days of the Supplier accepting that the Products do not comply with the Warranty:

(a) supply replacement Products which comply with the warranty given hereunder, in which event the Supplier shall be deemed not to be in breach of this agreement or have any liability to the Distributor for the rejected Products; or

(b) notify the Distributor that it is unable to supply replacement Products, in which case the Supplier shall grant to the Distributor a credit ("**Credit**") equal to the value of the Products which the Supplier agrees do not comply with the warranty given hereunder.

5.10 The Supplier's reasonable decision as to whether the Products comply with the Specification shall be final.

6. Prices, order and payment

6.1 The Distributor shall place orders for the Products by means of written purchase orders delivered to the Supplier ("Purchase Order(s)"). All orders are subject to written acceptance by the Supplier ("Accepted Purchase Order(s)"). The Supplier shall reply to each Purchase Order within two (2) business days of receipt thereof. If the Supplier does not reply to a Purchase Order within two (2) business days, such Purchase Order will be deemed as having been rejected by the Supplier.

6.2 The Distributor shall, in respect of each order for the Products to be supplied hereunder, be responsible for:

(a) ensuring the accuracy of the Purchase Order (Purchase Order template refer to Schedule 3 of this agreement);

(b) providing the Supplier with any information which is necessary in order to enable the Supplier to fulfil the Purchase Order and to comply with all labelling, marketing and other applicable legal requirements in the Territory;

(c) obtaining any necessary import licenses, certificates of origin or other requisite documents, and paying all applicable customs, duties and taxes in respect of the import of the Products into the Territory and their resale in the Territory in each single case, if any import of the Products is deemed to be necessary.

6.3 Product Prices and minimum purchase quantities requirements of per Purchase Order by Distributor is specified in Schedule 1 of this agreement. Supplier acknowledges that Distributor has already purchased three (3) Automated Nucleic Acids Extraction Systems.

6.4 Payment arrangement will be specified in the Purchase Order.

6.5 If the Distributor fails to pay the price of the Accepted Purchase Order timely, and fails to cure within 5 days after the Supplier's written notice, the Supplier may terminate the Accepted Purchase Order and charge 50% of the price of Accepted Purchase Order as damages.

6.6 If the Distributor is required under any applicable law to withhold or deduct any amount from the payments due to the Supplier, the Distributor shall increase the sum it pays to the Supplier by the amount necessary to leave the Supplier with an amount equal to the sum it would have received if no such withholdings or deductions had been made.

6.7 The time for payment shall be of the essence and no payment shall be deemed to have been made until the Supplier has received payment in cleared funds, which shall be evidenced by the Supplier's bank's confirmation that such amount is received into the Supplier's bank account. Any late payment shall be subject to a

late fee equivalent to 0.3% of the outstanding amount for each day of delay. If a payment under any purchase order has been delayed for five [5] days, it shall be deemed that the Distributor intends to cancel relevant purchase order, and thus the Supplier is entitled to the cancellation fee after it approves such cancellation under Section 8.

6.8 All amounts due under this agreement shall be paid by the Distributor to the Supplier in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

7. Title and risk

7.1 Risk in and responsibility for the Products shall pass to the Distributor once they have been delivered to the carrier appointed to deliver the Products to the Delivery Point.

8. Changes

8.1 Termination of this agreement by the Distributor is subject to the Supplier's approval.

8.2 Order Cancellation & Product Return

(a) Cancellation of Accepted Purchase Order by Distributor is subject to the Supplier's approval and ten percent (10%) of the price of such ordered products as the cancellation charges.

(b) Any product return requested by Distributor after the shipment and due to Distributor's reason is subject to the Supplier's approval. Distributor shall bear all the cost and expense may be incurred in connection with the product return.

9. Intellectual property rights

9.1 The Products contain certain intellectual properties ("**Intellectual Property Rights**") of the Supplier. For the purpose of this agreement, Intellectual Property Rights include patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world in or associated with the Products.

9.2 The Distributor acknowledges that:

(a) the Intellectual Property Rights are the Supplier's property, and the Supplier owns all rights, title and interest in or to any Intellectual Property Rights with respect to the Products, and Distributor has no and shall have no such rights with respect thereto.

(b) nothing in this agreement shall be construed as conferring any license or granting any rights in favour of the Distributor in relation to the Intellectual Property Rights. The Supplier asserts its full rights to control the use of its trademarks, trade name, logos, and other Intellectual Property Rights and the Distributor shall assist the Supplier as required in preventing parallel importers from diluting the Supplier's rights; and

(c) any reputation in any trademarks, trade name, logos, or other Intellectual Property Rights affixed or applied to the Products shall accrue to the sole benefit of the Supplier or any other owner of the trademarks from time to time.

9.3 The Distributor shall not repackage the Products and/or remove any trademarks, trade name, logos, confidential or proprietary legends or identification which indicates the Supplier's Intellectual Properties from the Products.

9.4 The Distributor shall not use (other than pursuant to this agreement) or seek to register any trademark or trade name (including any company name) or any other Intellectual Properties of the Supplier, which are identical to, confusingly similar to or incorporates any trade mark or trade name which the Supplier or any associated company of Supplier owns or claims rights in anywhere in the world.

9.5 The Distributor shall promptly and fully notify the Supplier of:

(a) any actual, threatened or suspected infringement of any Intellectual Property Rights which comes to the Distributor's notice; and

(b) any claim by any third party that comes to the Distributor's notice that the sale or advertisement of the Products infringes the rights of any person.

9.6 The Distributor agrees (at the Supplier's request and expense) to do all such things as may be reasonably required to assist the Supplier in taking or resisting any proceedings in relation to any infringement or claim referred to herein.

9.7 In the event of any claim, proceeding or suit by a third party against the Distributor alleging an infringement of any Intellectual Property Right connected with the Products, the Supplier shall defend the Distributor at the Supplier's expense, subject to:

(a) the Distributor promptly notifying the Supplier in writing of any such claim, proceeding or suit; and

(b) the Supplier being given sole control of the defence of the claim, proceeding or suit,

and *provided that* the Supplier shall not be liable for infringements to the extent that they arise out of or in connection with modifications to the Products made by anyone except the Supplier or its authorised representative, or out of use or combination of the Products with products or third party materials not specified or expressly approved in advance in writing by the Supplier, or where the claim, proceeding or suit arises from the Supplier's adherence to the Distributor's requested changes to the Specification or from infringing items of the Distributor's origin, design or selection.

9.8 The Supplier shall reimburse the Distributor with an amount equal to any reasonable cost, expense or legal fees incurred at the Supplier's written request or authorization and shall indemnify the Distributor against any liability assessed against the Distributor by final judgement on account of an infringement.

10. Confidentiality

10.1 Each party undertakes that it shall not at any time during this agreement, and for a period of 5 years after termination of this agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party or of any member of the group of companies to which the other party belongs, except as expressly permitted hereunder.

10.2 It is acknowledged that the Supplier will provide the Distributor with certain information which is confidential in nature, and the disclosure or unauthorized uses of it may cause damages to the Supplier. Confidential Information shall include but not limited to [assay design, protocols, kit formulations, manufacturing/QC processes, know-how, trade secrets, drawings, customer lists, business plan, financial status, operation results and any other information which relates to the Supplier or its affiliates' products, business, and operations] provided by the Supplier or its affiliates.

10.3 The Distributor undertakes that it shall not at any time during this agreement, and for a period of 5 years after termination of this agreement, disclose to any person any Confidential Information, except as expressly permitted hereunder. Otherwise, it is agreed by the parties that liquidated damages of US$54,000,000 would reflect the fair value of the breached Confidential Information as if it was transferred at fair market value.

10.4 Each party may disclose the other party's confidential information:

(a) to its employees, officers, representatives or advisers who need to know such information for the purposes of exercising the party's rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives or advisers to

whom it discloses the other party's confidential information comply with this clause; and

(b) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority, or a stock exchange on which a party is or will be traded.

10.5 No party shall use any other party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this agreement.

11. Duration and termination

11.1 This agreement shall come into effect upon the date of execution and shall be effective for a period of 3 (three) years.

11.2 The Supplier may terminate this agreement by giving written notice to the Distributor upon the occurrence of any of the following events: (a) if the Distributor commits a material breach of or fails to perform or observe any agreement or conditions herein contained and on the part of the Distributor to be performed or observed, and shall not have remedied such breach or failure to perform or observe within ten (10) days of a notice requiring the remedy of such breach of failure to perform or observe.

11.3 Following the early termination of this agreement for any reason whatsoever, the Supplier shall be entitled (at its option) to cancel any order which has not yet been delivered, except for orders for which Supplier has accepted and received full payment, which in that case must be fulfilled in full.

11.4 Termination or expiry of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

12. Force majeure

Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. If the period of delay or non-performance continues for 20 days, the party not affected may terminate this agreement by giving a 5 days' written notice to the affected party. An obligation to pay is NOT affected by a force majeure event for the avoidance of doubt.

A force majeure event includes but not limited to Acts of God, floods, fire, riot, lockout, strike, war, change of law and regulatory requirements, and government order. A force majeure event in particular includes a government order which requests seizure of goods or manufacturing assets, disruption of transportation, lockdown, additional regulatory requirements of or prohibition on exportation and / or importation of the Products, and recall of Products, whether aiming to address the COVID-19 pandemic or otherwise.

13. Entire agreement

13.1 This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

14. Limitation of liability

14.1 The Supplier's total liability in contract, tort (including negligence), misrepresentation or otherwise in relation to this agreement shall be limited to US$10,000 **OR** 5% of the price paid for the Products whichever is lower.

14.2 Supplier shall not be liable to the Distributor for:

(a) any indirect, special or consequential loss or damage; or

(b) incurring of liability for loss or damage of any nature whatsoever suffered by third parties (including in each case incidental and punitive damages); or

(c) any loss of actual or anticipated profit, interest, revenue, anticipated savings or business or damage to goodwill,

even if the Supplier is advised in advance of the possibility of any such losses or damages.

14.3 The Supplier shall not be liable for any losses arising from the Distributor's subsequent use or misuse of the Products including (without limitation):

(a) fair wear and tear;

(b) willful damage;

(c) the Distributor's negligence, or that of its agents or employees, or any failure to follow the Supplier's instructions as to use of the Products;

(d) abnormal working conditions beyond those referred to in the Specification;

(e) any alteration or repair of the Products after the Delivery Point by any manufacturing process or otherwise, save for any latent defect which means that the Product did not comply with the Specification;

(f) the Products manufactured and / or delivered in compliance with the Distributor's designs, specifications, instructions or technical requirements; and

(g) uses of the Product with products not supplied by the Supplier.

14.4 The Supplier is not liable for a defect in the Products unless it is notified to the Supplier within 10 days of the date of delivery.

14.5 The Supplier is not liable for:

(a) shortages in the quantity of Products delivered in excess of those permitted by then applicable laws and regulations; or

(b) damage to or loss of all or part of the Products in transit.

14.6 The Distributor acknowledges and agrees that the prices of the Products reflect the limitations of liability contained in this agreement.

15. Assignment

The Distributor shall not, without the prior written consent of the Supplier, assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement.

16. Dispute Resolution

16.1 If an dispute is not resolved within 30 days after service of a consultation notice by either party, the dispute shall be finally resolved by Shanghai International Arbitration Center ("**SHIAC**") in accordance with its then arbitral rules.

16.2 The arbitration process shall be administered by 3 arbitrators appointed according to then applicable SHIAC rules, and conducted in English in Shanghai, according to the laws of the People's Republic of China.

17. No partnership or agency

17.1 Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

17.2 Each party confirms it is acting on its own behalf and not for the benefit of any other person.

18. Costs

Except as expressly provided in this agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this agreement and any documents referred to in it.

19. Announcements

No party shall make, or permit any person to make, any public announcement concerning this agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

20. Amendment and waiver

20.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

20.2 No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

21. Third party rights

No person who is not party to this agreement shall have any right to enforce any term of this agreement.

22. Notices

22.1 Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be:

(a) delivered by hand or by reputable courier services at its registered office; or

(b) sent by fax to its main fax number; or

(c) sent by email to the most recent email address given in writing.

22.2 Any notice or communication shall be deemed to have been received:

(a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;

(b) if sent by courier services, on the business day of delivery as recorded by the delivery service;

(c) if sent by fax or e-mail, the same business day upon confirmation of transmission.

23. Miscellaneous

23.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the People's Republic of China.

For the avoidance of doubt, the United Nations Convention on the International Sale of Goods shall not apply to this agreement. The International Chamber of Commerce's (ICC) Incoterms® Rules shall apply but where they conflict with this agreement, this agreement shall prevail.

23.2 If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

23.3 The Distributor will conduct all its activities in accordance with the highest standards of ethics and fairness. The Distributor will comply with all applicable laws and regulations in performing its obligations under this agreement.

Neither the Distributor, nor any of its directors, officers, employees, or agents will make or offer to make any payment or gift in connection with this agreement directly or indirectly to any third party, including any employee, officer, or representative of any governmental entity or instrumentality or to any foreign political party, or candidate in violation of applicable law. Any violation of this clause will be deemed justification by the Supplier for immediate termination of this agreement pursuant to this section.

23.4 This agreement may be signed electronically in counterparts, and each and all original constitutes a same document. An electronic copy of this agreement fully signed by the parties and exchanged by email or facsimile shall have the same force and effect as if it has been signed in hard copies.

NOW, IN WITNESS WHEREOF, the parties have caused their authorized representatives to duly execute this agreement on the date first above written.

Todos Medical USA, Inc.	**3D Biomedicine Science & Technology Co., Limited** **上海思路迪生物医学科技有限公司**
By *Gerald Commissiong*	By ______________________
Print Name : Gerald Commissiong	Print Name : Lei Xiong
Title: CEO	Title: CEO

Schedule 1 Products and Price

Subject to the cumulative volume of Products ordered, Product Prices vary as follows:

INCOTERM: FOB

Finished goods Product Name	Specification	Volume(MOQ)	Unit Of Measurement （UOM)	Unit Price(USD)
ANDiS Viral RNA Auto Extraction & Purification Kit(核酸提取试剂)	64 tests per kit			
		≥50K	test	3.50
3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒)	100 tests per kit	50K≤N＜100K	test	10.00
		100,000≤N＜ 200,000 tests	test	9.00
		200,000≤N＜ 1,000,000tests	test	8.5
		N≥1,000,000tests	test	8.00
Automated Nucleic Acids Extraction System(全自动核酸提取仪)	ANDiS350	1≤N＜3 set	set	15,000.00
		N≥4 set	set	12,000.00
Sample Collection kit for swabs(样本采集包）	Beaver(FDA)/CE approved	N≥300,000tests	test	2.1
Sample Collection kit for saliva/Sputum(样本采集包）	FDA/CE approved	N≥300,000tests	test	2.1
Other items for integrated	Per request	N≥50，000tests	package	Quotation separately

solution (see below)				
RT PCR Machines	TBD			

Other Integrated Solutions

PRODUCT NAME	Specification	Quantity (for 1 lab)	quantity of lab	total quantity	Unit price (USD)
Oven with adjustable temperature control	精宏 DHG-9240A 或同类200L左右不锈钢内胆(200L, stainless internal material)	1	1	1	
Test-tube rack for Specimen		20	1	20	
Ethanol spray		2	1	2	
Mobile UV lamp	上海跃进ZXC-II或同类 Shanghai ZXC-II or higher standard	1	1	1	
4℃ Refrigerator		1	1	1	
Biosafety Cabinet		1	1	1	
Label Printer (Optional)		1	1	1	
Biosafety Cabinet		1	1	1	
Automated Nucleic Acid Extraction System (32 samples per run)-ANDiS350	ANDiS 350	3	1	3	12,000.00
Vortex		1	1	1	180.00
Microcentrifuge		1	1	1	180.00
Microplate centrifuge		2	1	2	600.00
Singel channel Pipette（100-1000 µL）	Eppendorf recommended	2	1	2	330.00
Single-channel Pipette (10-200 µL)	Eppendorf recommended	2	1	2	330.00
8-channel Pipette（5-100 µL）	Eppendorf recommended	2	1	2	1,300.00
96-well plate rack		10	1	10	40.00
1.5 mL EP tube rack		5	1	5	1.10
Referigerator (-20 to 4 centi-degree)		1	1	1	
Waste Container (Big)		2	1	2	
Desktop Waste Container (small)		4	1	4	
Ethanol spray		4	1	4	
Mobile UV lamp		1	1	1	
Real-time PCR Instrument (96 samples per run)	Biorad recommended	2	1	2	65,000.00
Vortex		1	1	1	180.00
Centrifuge for plates		1	1	1	180.00
Microcentrifuge		1	1	1	600.00
Single-channel Pipette (100-1000 µL)	Eppendorf recommended	2	1	2	330.00
Single-channel Pipette (20-200 µL)	Eppendorf recommended	2	1	2	330.00
Single-channel Pipette (10-100 µL)	Eppendorf recommended	2	1	2	330.00
Single-channel Pipette (0.5-10 µL)	Eppendorf recommended	2	1	2	330.00
8-channel Pipette（5-100 µL）	Eppendorf recommended	2	1	2	1,300.00
96-well plate rack		10	1	10	40.00
1.5 mL EP tube rack		5	1	5	1.10
Waste Container (Big)		1	1	1	
Desktop Waste Container (small)		2	1	2	
Ethanol spray		2	1	2	
Mobile UV lamp		1	1	1	
Referigerator (-20 to 4 centi-degree)		1	1	1	
2019-nCoV RT-qPCR Detection Kit (100 tests)	100 test/kit		1	50,000	8.00
RNA Extraction & Purification Reagents	64 rxn/kit		1	50,000	3.50
Swab+VTM/ITM (咽拭子+病毒保存液)	1/pack		1	50,000	2.10
Protection Suit (防护服)					
N95 Facial Mask (N95口罩)					
Disposable Gloves (一次性手套)					
Disposable shoecovers (一次性鞋套)					
Goggles (护目镜)					
Sample Box (样本转运盒) *(Volume ≥10L)*					
Marker pen (记号笔)					
Zip-lock bag (40cm*30cm)					
96-well PCR plate (0.2mL)	50 plates/case，Axygen recommended	20	1	20	180.00
96-well plate Optical adhesive film	100 sheets/case，Axygen recommended	10	1	10	300.00
8-tube PCR strip (8)	125 strips/set,Axygen recommended	50	1	50	82.00
8-tube PCR strip caps (8)	125 strips/set,Axygen recommended	50	1	50	32.00
Sterized Pipette Tips with Filter (10 µL, 96 tips per case)	96 tips/case, Axygen recommended	250	1	250	9.00
sterized Pipette Tips with Filter (100 µL, 96 tips per case)	96 tips/case, Axygen recommended	1,500	1	1,500	9.00
Sterized Pipette Tips with Filter (200 µL, 96 tips per case)	96 tips/case, Axygen recommended	750	1	750	9.00
Sterized Pipette Tips with Filter (1000 µL, 96 tips per case)	96 tips/case, Axygen recommended	750	1	750	9.00
[illegible]	500 tubes/set, Axygen recommended	5	1	5	11.00
TOTAL					

Specification:

The Products meet the provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

Purchase Order

Distribution Agreement Number: [   ]
Order Number: [   ]

Consignee:
Address:
[   ]

From Supplier:
3D Biomedicine Science & Technology Co., Limited
上海思路迪生物医学科技有限公司

1. Term of shipment: [a]

(a) FOB Shanghai Airport

(b) CIF [Destiny Port]

2. **Payment arrangement:**

The Customer shall, within [3] days after the date of this agreement, [b]

(a) pay the full price of the Products before each shipment in the designated currency

(b) pay 50% of the purchase price of each shipment as non-refundable prepayment before the Supplier starts production, and 50% before the Supplier delivers relevant shipment, in the designated currency

(c) Distributor delivers Letter of Credit from a reputable bank acceptable to Supplier in its sole discretion to Supplier's banking institution and Supplier's banking institution agrees guarantee the payment of 100% of the purchase price of each shipment upon delivery of the shipment FCA Port of Departure.

by wire transfer to the Supplier's bank account set out below:

[Beneficiary:

Account bank:

Account number:]

3DMed

3. Products:

No.	Products	Packaging Specification/Product Type	Storage conditions	Manufacturers	Unit	Unit Price (USD)	Quantity	Amount (USD)
1	全自动核酸提取仪 Automated Nucleic Acids Extraction System	ANDiS 350	-20 ℃ to 55 ℃	3DMed	Per set	[ ]	[ ]	[ ]
2	核酸提取试剂 ANDiS Viral RNA Auto Extraction & Purification Kit	64T (64 Tests/kit)	15℃ to 25℃	3DMed	Per test	[ ]	[ ]	[ ]
3	蛋白酶 K Proteinase K	1.4ml/Tube	2℃ to 8℃	3DMed	Per Tube	[ ]	[ ]	[ ]
4	新型冠状病毒检测试剂盒 3DMed 2019-nCoV RT-qPCR Detection Kit	100T (100 Tests/Kit)	-25 ℃ to -15 ℃	3DMed	Per test	[ ]	[ ]	[ ]
							Total Amount：	[ ]
AMOUNT：SAY [US DOLLARS] ONLY								

Specification:

The Products meet the provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

4. Delivery Schedule

No.	Products	Quantity and Price Payable	Estimated Shipment Dates
1	[ ]	[ ] tests US$[amount] before [date]	[date]
2	[ ]	[ ] tests	[date]

		US$[amount] before [date]	

NOW, IN WITNESS WHEREOF, the parties have caused their authorized representatives to duly execute this Purchase Order.

Order by: **Todos Medical USA, Inc.**	**Accepted by:** **3D Biomedicine Science & Technology Co., Limited** **上海思路迪生物医学科技有限公司**
By ___________________________	By _________________________
Print Name : Gerald Commissiong	Print Name : Lei Xiong
Title: CEO	Title: CEO
Date:	Date: